Exhibit d(6)(l)

AMENDMENT NO. 1

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of October 1, 2019, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2002 (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated June 16, 2014, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain investment series of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.
2.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
3.

Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
	Name:	John T. Genoy
	Title:	Senior Vice President, Chief Financial Officer and Chief Operating Officer

SCHEDULE A

Effective [  ], 2019

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Global Social Awareness Fund	0.25% on first $500 million
0.225% on next $500 million
0.20% on assets over $1 billion

Growth Fund[1]	0.02% on the first $2 billion
0.01% on assets over $2 billion

International Equities Fund	0.10% on first $1 billion
0.09% on assets over $1 billion

1 Subadviser shall be paid a composite fee based on the aggregate assets it manages for the Growth Fund and the VALIC Company I Stock Index Fund.